United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 23, 2003

UNIVEST CORPORATION OF PENNSYLVANIA

(Exact name of registrant as specified in its charter)

Pennsylvania	0-7617	23-1886144

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Ident. No.)

14 North Main Street, Souderton, Pennsylvania 18964

(Address of principal executive office)(Zip Code)

Registrant’s telephone number, including area code	(215) 721-2400

Not applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events	January 22, 2003

CONTACT:	William S. Aichele UNIVEST CORPORATION OF PENNSYLVANIA President and CEO 215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA – UNIVEST NATIONAL
BANK AND TRUST CO. REPORTS FOURTH QUARTER EARNINGS

     Souderton, PA – Univest Corporation of Pennsylvania, parent company of Univest National Bank and Trust Co. of Souderton, PA, has reported net income of $5,766,000* or $.67** basic net income per share for the fourth quarter ended December 31, 2002. This represents an increase of 12.3%* in net income and basic net income per share of 13.6%** over the same period ended December 31, 2001.

     On January 2, 2003, Univest Corporation paid a quarterly cash dividend of $.184** per share which represents an increase of 9.5% over the same period last year.

     For the twelve months ended December 31, 2002, Univest Corporation reported a net income of $21,106,000* or $2.45** basic net income per share compared to $19,210,000* or $2.17** basic net income per share reported for the twelve months ended December 31, 2001. This net income change represents an increase of 9.9%.

     Diluted earnings per share was $2.42** and $2.16** per share for the twelve months ended December 31, 2002 and 2001 respectively.

     Assets totaled $1,325,865,000 and net worth totaled $133,453,000 as of December 31, 2002.

     Univest Corporation and its subsidiaries, Univest National Bank and Trust Co, Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry to over 20 Bucks and Montgomery County communities.

*	The Corporation adopted Financial Accounting Standards Board Opinion No. 142 on January 1, 2002 and ceased amortizing goodwill. Net income for the three months ended December 31, 2001 includes goodwill amortization of $117 (after-tax). Net income for the twelve months ended December 31, 2001 includes goodwill amortization of $467 (after-tax).

**	Per share data has been restated to give effect to a twenty-five percent stock split effected in the form of a dividend declared on January 22, 2003 to shareholders of record as of February 7, 2003, payable on February 28, 2003.

January 22, 2003

CONTACT:	William S. Aichele UNIVEST CORPORATION OF PENNSYLVANIA President and CEO 215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION DECLARES FIVE FOR FOUR SPLIT
IN THE FORM OF STOCK DIVIDEND

     Souderton, PA — Univest Corporation of Pennsylvania, parent company of Univest National Bank & Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., board of directors declared today a five for four split in the form of a stock dividend to be paid on February 28, 2003, to all shareholders of record as of February 7, 2003.

     Univest Corporation and its subsidiaries provide community support, leadership, and strong performance in the financial services industry to over 20 Bucks and Montgomery County communities.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Univest Corporation of Pennsylvania

	By	/s/ William S. Aichele

	Name:	William S. Aichele
	Title:	President and Chief Executive Officer
Date: January 23, 2003